EXHIBIT 3.2

BYLAWS

OF

EMS TECHNOLOGIES, INC.

(a Georgia corporation)

Adopted on August 22, 2011

TABLE OF CONTENTS

ARTICLE 1:	DEFINITIONS	1
ARTICLE 2:	SHARE CERTIFICATES	1
2.1.	Share Certificates	1
2.2.	Transfers of Shares	1
2.3.	Lost Certificates	2
ARTICLE 3:	SHAREHOLDERS’ MEETINGS	2
3.1.	Annual Meetings of Shareholders	2
3.2.	Special Meetings of Shareholders	2
3.3.	Notice	2
3.4.	Quorum	3
3.5.	Voting Requirements	3
3.6.	Adjournment	3
3.7.	Presiding Officer	3
3.8.	Written Consent of Shareholders	3
ARTICLE 4:	BOARD OF DIRECTORS	3
4.1.	Powers of Board	3
4.2.	Qualifications of Directors	3
4.3.	Number and Election of Board	3
4.4.	Removal of Board	4
4.5.	Board Vacancies	4
4.6.	Meetings of the Board	4
ARTICLE 5:	OFFICERS	5
5.1.	Officers	5
5.2.	Chairman of the Board	5
5.3.	President	6
5.4.	Secretary	6
5.5.	Treasurer	6
5.6.	Vice Presidents	6
5.7.	Removal of Officers and Agents	6
5.8.	Vacancies	7
ARTICLE 6:	SEAL	7
ARTICLE 7:	INDEMNIFICATION AND INSURANCE	7
7.1	Indemnification of Directors and Officers	7
7.2	Indemnification of Directors and Officers for Derivative Actions	7
7.3	Indemnification of Employees and Agents	8
7.4	Subsidiaries and Other Organizations	8
7.5	Determination	8
7.6	Advances	8
7.7	Non-Exclusivity	9
7.8	Insurance	9
7.9	Notice	9
7.10	Security	9
7.11	Amendment	9
7.12	Agreements	10

i

7.13	Continuing Benefits	10
7.14	Successors	10
7.15	Severability	10
7.16	Additional Indemnification	10
ARTICLE 8:	AMENDMENT	10

*     *     *     *     *

TABLE OF DEFINED TERMS

Articles of Incorporation	1
Board	1
Bylaws	1
Corporation	1
GBCC	1
Section	1
Shareholders	1
Shares	1
Subsidiary	8

*     *     *     *     *

ii

ARTICLE 1: DEFINITIONS

The following terms used in the Bylaws have the meanings set forth below:

(a)	“Articles of Incorporation” means the Corporation’s articles of incorporation as amended or restated from time to time.

(b)	“Board” means the Corporation’s Board of Directors.

(c)	“Bylaws” means these bylaws as amended or restated from time to time.

(d)	“Corporation” means the Georgia corporation named EMS Technologies, Inc.

(e)

“GBCC” means the Georgia Business Corporation Code (as currently in effect or as it may be amended from time to time) and any successor law of the State of Georgia, and a reference to a particular section of the GBCC is a reference to successor sections of such law or successor law.

(f)	“Section” means a section of the Bylaws.

(g)	“Shareholders” means the Corporation’s shareholders.

(h)	“Shares” means shares of any class or series of the Corporation.

For purposes of the Bylaws: (1) titles and captions in, and the table of contents of, the Bylaws are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of the Bylaws or the intent of any of their provisions; and (2) “including” and other words or phrases of inclusion, if any, shall not be construed as terms of limitation, so that references to “included” matters shall be regarded as non-exclusive, non-characterizing illustrations.

ARTICLE 2: SHARE CERTIFICATES

          2.1. Share Certificates. Share certificates shall be issued in consecutive order and shall be numbered in the order in which they are issued. They shall be signed by the Chairman of the Board (if any), the President or a Vice President and the Secretary or an Assistant Secretary, and if the Corporation has a seal, then such seal (or a facsimile of it) shall be affixed to share certificates.

          2.2. Transfers of Shares. Transfers of Shares shall be made in the Corporation’s share records upon surrender of the certificate for such Shares signed by the person in whose name the certificate is registered or on his behalf by a person legally authorized to so sign (or accompanied by a separate stock transfer power so signed) and otherwise in accordance with applicable law, and subject to such other conditions and requirements as may be imposed from time to time by the Corporation.

          2.3. Lost Certificates. The Corporation may issue a new share certificate in place of any certificate previously issued by the Corporation and alleged to have been lost or destroyed upon (a) the making of an affidavit of that fact by the person claiming the certificate to be lost or destroyed and (b) if the Board, the Chairman of the Board (if any) or the President in its or his sole discretion deems it appropriate, the delivery of a commercial indemnity bond issued by a company approved by it or him in such sum as it or he may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost or destroyed.

ARTICLE 3: SHAREHOLDERS’ MEETINGS

          3.1. Annual Meetings of Shareholders. The annual meeting of the Shareholders shall be held after the end of each fiscal year of the Corporation at such time and place, in or out of the State of Georgia, as may from time to time be fixed by the Board. The failure to hold the annual meeting does not affect the validity of any corporate actions.

          3.2. Special Meetings of Shareholders. Special meetings of the Shareholders may be called at any time either (a) by the Board, the Chairman of the Board (if any) or the President or (b) by the Corporation upon the written request of the holder or holders of at least twenty-five percent (25%) of the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. Special meetings of the Shareholders shall be held at such time and place, in or out of the State of Georgia, as may be determined by the person or persons calling the meeting. Only business within the purpose or purposes described in the notice of a special meeting may be conducted at such meeting.

          3.3. Notice.

                    (a) Generally. The Secretary or an Assistant Secretary or the person calling the meeting shall notify the Shareholders of the day, time and place of each meeting of the Shareholders no fewer than ten (10) nor more than sixty (60) days before the date of the meeting and otherwise in accordance with applicable law. Unless the Articles of Incorporation or the GBCC require otherwise, the Corporation is required to give notice only to Shareholders entitled to vote at such meeting. The notice of a special meeting of Shareholders must include a description of the purpose or purposes for which the meeting is called. Notice shall be given in any manner permitted by, and otherwise subject to, the requirements for notice set forth in the GBCC.

                    (b) Waiver of Notice. Notice of a meeting of the Shareholders need not be given to any Shareholder who signs a waiver of notice, either before or after the meeting, which is delivered to the Corporation for inclusion in the minutes of the proceedings of the Shareholders or filing with the corporate records. Attendance of a Shareholder at a meeting, either in person or by proxy: (i) waives objection to lack of notice or defective notice of such meeting unless the Shareholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting; and (ii) waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice unless the Shareholder objects to considering the matter when it is presented.

          3.4. Quorum. A majority of votes entitled to be cast on the matter constitute a quorum for the transaction of business.

          3.5. Voting Requirements. If a quorum exists, then action on a matter is approved if the votes cast favoring the action exceed the votes cast opposing the action, unless the Articles of Incorporation or the GBCC requires a greater number of affirmative votes and except that directors are elected by a plurality of the votes cast by the Shareholders entitled to vote in the election at a meeting at which a quorum is present. Each Shareholder shall have one vote on each matter voted on at a meeting of the Shareholders for each outstanding Share (regardless of class) having voting rights held by him and registered in his name on the Corporation’s books at the record date fixed or otherwise determined for such meeting.

          3.6. Adjournment. The holders of a majority of the voting Shares represented at a meeting, whether or not a quorum is present, may adjourn such meeting from time to time.

          3.7. Presiding Officer. The Chairman of the Board (if any) shall preside at meetings of the Shareholders, except that if there is no Chairman of the Board or if he is absent, then the President shall preside at meetings of the Shareholders; provided, however, that the Chairman of the Board or the President may delegate his authority to preside at meetings of the Shareholders pursuant to Section 5.2 or 5.3, respectively.

          3.8. Written Consent of Shareholders. Any action required by the GBCC to be taken at a meeting of the Shareholders of the Corporation or any action which may be taken at a meeting of the Shareholders may be taken without a meeting if a written consent, setting forth the action so taken, shall be signed by the persons who would be entitled to vote at a meeting Shares having voting power to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Shareholders entitled to vote were present and voted. Written notice shall be given within ten (10) days of the taking of any action by less than all the Shareholders entitled to vote on the action to all Shareholders on the record date who did not participate in taking the action, in the manner provided in the GBCC.

ARTICLE 4: BOARD OF DIRECTORS

          4.1. Powers of Board. The Corporation’s business and affairs shall be managed under the direction of the Board.

          4.2. Qualifications of Directors. Directors shall be natural persons but are not required to be of any minimum age or be resident of the State of Georgia.

          4.3. Number and Election of Board. The Board shall consist of three (3) directors unless another number is fixed or changed from time to time by the Shareholders. Each director shall be elected by the Shareholders to serve until the next succeeding annual meeting of the Shareholders and until his successor is elected and qualified, or until his earlier death, resignation or removal.

          4.4. Removal of Board. At any meeting of the Shareholders with respect to which notice of such purpose has been given, the entire Board or any individual director may be removed, with or without cause, by a majority of the votes entitled to be cast.

          4.5. Board Vacancies. Except as otherwise provided in this Section 4.4, any vacancy occurring in the Board may be filled by the Board, by the Shareholders or by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office. The Board may fill a vacancy created by an increase in the number of directors, but only for a term of office continuing until the next election of directors by the Shareholders and the election and qualification of a successor.

          4.6. Meetings of the Board.

                    (a) Time and Location. The Board shall meet annually immediately following the annual meeting of the Shareholders. The failure to hold the annual meeting does not affect the validity of any corporate action. The day, time and place of regular meetings of the Board may be fixed by the Chairman of the Board (if any), the President or the Board, and unless they are fixed by the Chairman of the Board (if any) or the President, no notice need be given of such meetings. Notice of regular meetings fixed by the Chairman of the Board (if any) or the President shall comply with the requirements for notices of special meetings of the Board. A special meeting of the Board may be called at any time by the Chairman of the Board (if any), by the President, or by any director on at least two (2) days’ notice, and the notice of a special meeting shall state the day, time and place of such meeting but need not state the purpose of such meeting. Any meeting of the Board may be held in or out of the State of Georgia at such place as may be determined by the person or persons calling the meeting.

                    (b) Notice. Notice shall be given in any manner permitted by, and otherwise subject to, the requirements for notice set forth in the GBCC.

                    (c) Waiver of Notice. Notice of a meeting may be waived in writing signed by the director waiving notice and delivered to the Corporation for inclusion with the minutes of the proceedings of the Board or filing with the corporate records. Attendance of a director at a meeting waives any required notice to him of the meeting unless the director objects at the beginning of the meeting (or promptly upon his arrival) to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

                    (d) Quorum. If there are three or more directors, a majority of the directors shall constitute a quorum for the transaction of business; if there are less than three directors, all of the directors shall constitute a quorum for the transaction of business.

                    (e) Voting. Except as otherwise provided by the Articles of Incorporation, the Bylaws or the GBCC, all actions by the Board shall require the affirmative vote of a majority of the directors present at a meeting at which a quorum is present. A director who is present at a meeting of the Board when corporate action is taken is deemed to have assented to the action taken unless: (i) he objects at the beginning of the meeting (or promptly upon his arrival) to holding it or transacting business at the meeting; (ii) his dissent or abstention from the action taken is entered in the minutes of the meeting; or (iii) he delivers written notice of his dissent or abstention to the presiding officer of the meeting before its adjournment or to the Corporation immediately after the adjournment of the meeting; provided, however, that the foregoing right of dissent or abstention is not available to a director who votes in favor of the action taken.

                    (f) Presiding Officer. The Chairman of the Board or, in his absence, and if the President is a director, the President shall preside at all meetings of the Board; provided, however, that each of the Chairman of the Board or the President may delegate his authority to preside at Board meetings pursuant to Section 5.2 or 5.3, respectively. If the Chairman of the Board is not present and if the President is not a director, the Board shall select a director as chairman for each meeting.

                    (g) Written Consent of Board. Any action required or permitted to be taken at a meeting of the Board may be taken without a meeting if the action is taken by all members of the Board. The action must be evidenced by one or more written consents describing the action taken, signed by each director, and delivered to the Corporation for inclusion with the minutes of the proceedings of the Board or filing with the corporate records.

                    (h) Telephonic Meetings of Board. Any action required or permitted to be taken at a meeting of the Board may be taken at a meeting held by means of conference telephone or communications equipment by which all directors participating in the meeting may simultaneously hear each other. A director participating in a meeting by this means is deemed to be present in person at such meeting.

ARTICLE 5: OFFICERS

          5.1. Officers. The Board shall appoint a President, a Secretary and a Treasurer and may appoint a Chairman of the Board (who must be a member of the Board), one or more Vice Presidents, and such other officers, assistant officers and agents as the Board may from time to time determine. The Chairman of the Board (if any) or the President may appoint one or more Vice Presidents and such other officers, assistant officers and agents as such officer may determine. Appointment of an officer, an assistant officer or an agent by the Board or an officer does not itself create any contract rights. Any such officers, assistant officers or agents so appointed shall perform such duties as are set forth in the Bylaws and as the appointing action provides, and unless such action otherwise provides, such appointed officers and assistant officers shall perform such duties as are generally performed by officers or assistant officers having the same title. Any two or more offices may be held by the same person.

          5.2. Chairman of the Board. The Chairman of the Board (if any) shall preside at all meetings of the Shareholders and of the Board at which he is present. He may delegate his authority to preside at such meetings to any other director or to an officer of the Corporation. The Chairman of the Board (if any) shall have the power to sign and deliver agreements, certificates, or other instruments on behalf of the Corporation and shall have and exercise all such other duties and powers that are incident to his office or that are from time to time assigned to him by the Board. The Chairman of the Board (if any) shall have the power to sign and deliver agreements, certificates, or other instruments on behalf of the Corporation and shall have and exercise all such other duties and powers that are incident to his office or that are from time to time assigned to him by the Board.

          5.3. President. The President, subject to the direction of the Board is the chief executive officer of the Corporation, and without limiting the foregoing, shall be responsible for the Corporation’s overall operations (including the general supervision of the policies of the Corporation, the general and active management of the financial affairs of the Corporation, and the supervision and direction of the actions of the other officers of the Corporation), shall have the authority to sign and deliver agreements, certificates or instruments on behalf of the Corporation, and shall have all such other duties and powers that are incident to his office or that are from time to time assigned to him by the Board. If there is no Chairman of the Board or if the Chairman of the Board is absent and has not delegated his authority to preside, then the President shall preside at meetings of the Shareholders, and if he is a director, at meetings of the Board or he may delegate his authority to preside at such meetings to any other director or to an officer of the Corporation.

          5.4. Secretary. The Secretary shall prepare minutes of all meetings of the Shareholders and the Board, shall have charge of the Corporation’s minute books, share records and seal, shall authenticate Corporation’s records, and shall perform such other duties and have such other powers that are from time to time assigned to him by the President or the Board.

          5.5. Treasurer. The Treasurer is the Corporation’s chief financial officer, and without limiting the foregoing, shall be charged with the management of the Corporation’s financial affairs. He shall perform all of the duties incident to the office of treasurer and such other duties that are from time to time assigned to him by the President or the Board.

          5.6. Vice Presidents. The Vice Presidents, if any, shall perform such duties and exercise such powers as the President or the Board shall request or delegate and, unless the Board or the President otherwise provides, shall perform such other duties as are generally performed by vice presidents with equivalent restrictions, if any, on title. In the absence of the President or in the event of his death or inability to act, the Vice Presidents shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President; provided, however, that if there is more than one Vice President, then any Vice President shall have the authority to sign and deliver contracts, certificates or other instruments on behalf of the Corporation, subject to all the restrictions upon the President relating to such functions, but all other duties of the President shall be performed by the Vice President designed to perform such duties at the time of his appointment, or in the absence of any designation, then by the Vice President with the most seniority in office (or if more than one Vice President is appointed at the same meeting, by the Vice President first listed in the action appointing them), and when so acting shall have all the powers of and be subject to all the restrictions upon the President.

          5.7. Removal of Officers and Agents. Any officer, assistant officer or agent appointed by the Board may be removed at any time, with or without cause, by the Board. Any officer, assistant officer or agent appointed by the Chairman of the Board (if any) or the President may be removed at any time, with or without cause, by the officer appointing him or by the Board. An officer’s removal does not affect the officer’s contract rights, if any, with the Corporation.

          5.8. Vacancies. Any vacancy, however occurring, in any office may be filled by the Board.

ARTICLE 6: SEAL

          The Corporation’s seal, if any, shall be in such form as the Board may from time to time determine. In the event it is inconvenient to use such a seal at any time, the words “Corporate Seal” or the word “Seal” accompanying the signature of an officer signing for and on behalf of the Corporation shall be the Corporation’s seal. The seal shall be in the custody of the Secretary and affixed by him on the share certificates and such other papers as may be directed by applicable law, by the Bylaws, by the Board, or by any officer of the Corporation.

ARTICLE 7: INDEMNIFICATION AND INSURANCE

          7.1 Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless any person (an “Indemnified Person”) who is or was a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action or suit by or in the right of the Corporation) by reason of the fact that he is or was a director or officer of the Corporation, against expenses (including, but not limited to, attorneys’ fees and disbursements, court costs and expert witness fees), and against any judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, in any case, that no indemnification shall be made in respect of expenses, judgments, fines and amounts paid in settlement attributable to circumstances as to which, under applicable provisions of the GBCC as in effect from time to time, such indemnification may not be authorized by action of the Board, the Shareholders or otherwise.

          7.2 Indemnification of Directors and Officers for Derivative Actions. The Corporation shall indemnify and hold harmless any Indemnified Person who is or was a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by or in the right of the Corporation, by reason of the fact that he is or was a director or officer of the Corporation, against expenses (including, but not limited to, attorneys’ fees and disbursements, court costs and expert witness fees) actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation. No indemnification shall be made pursuant to this Section 7.2 for any claim, issue or matter as to which an Indemnified Person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Corporation, or for amounts paid in settlement to the Corporation, unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

          7.3 Indemnification of Employees and Agents. The Board shall have the power to cause the Corporation to provide to any person who is or was an employee or agent of the Corporation all or any part of the right to indemnification and other rights of the type provided under Sections 7.1, 7.2, 7.6 and 7.12 of this Article Seven (subject to the conditions, limitations, obligations and other provisions specified herein), upon a resolution to that effect identifying such employee or agent (by position or name) and specifying the particular rights provided, which may be different for each employee or agent identified. Each employee or agent of the Corporation so identified shall be an “Indemnified Person” for purposes of the provisions of this Article Seven.

          7.4 Subsidiaries and Other Organizations. The Board shall have the power to cause the Corporation to provide to any person who is or was a director, officer, employee or agent of the Corporation who also is or was a director, officer, trustee, partner, employee or agent of a Subsidiary (as defined below), or is or was serving at the Corporation’s request in such a position with any other organization, all or any part of the right to indemnification and other rights of the type provided under Sections 7.1, 7.2, 7.6 and 7.12 of this Article Seven (subject to the conditions, limitations, obligations and other provisions specified herein), with respect to service by such person in such position with a Subsidiary or other organization, upon a resolution identifying such person, the Subsidiary or other organization involved (by name or other classification), and the particular rights provided, which may be different for each person so identified. Each person so identified shall be an “Indemnified Person” for purposes of the provisions of this Article Seven. As used in this Article Seven, “Subsidiary” shall mean (i) another corporation, joint venture, trust, partnership or unincorporated business association more than 20% of the voting capital stock or other voting equity interest of which was, at or after the time of the circumstances giving rise to such action, suit or proceeding, owned, directly or indirectly, by the Corporation, or (ii) a nonprofit corporation that receives its principal financial support from the Corporation or its Subsidiaries.

          7.5 Determination. Notwithstanding any judgment, order, settlement, conviction or plea in any action, suit or proceeding of the kind referred to in Sections 7.1 and 7.2 of this Article Seven, an Indemnified Person shall be entitled to indemnification as provided in such Sections 7.1 and 7.2 if a determination that such Indemnified Person is entitled to such indemnification shall be made (i) by the Board by a majority vote of a quorum consisting of directors who are not at the time parties to the proceeding; or (ii) if a quorum cannot be obtained under (i) above, by majority vote of a committee duly designated by the Board (in which designation interested directors may participate), consisting solely of two or more directors who are not at the time parties to the proceeding; or (iii) in a written opinion by special legal counsel selected as required by law. To the extent that an Indemnified Person has been successful on the merits or otherwise in defense of any action, suit or proceeding of the kind referred to in Sections 7.1 and 7.2 of this Article Seven, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

          7.6 Advances. Expenses (including, but not limited to, attorneys’ fees and disbursements, court costs, and expert witness fees) incurred by the Indemnified Person in defending any action, suit or proceeding of the kind described in Sections 7.1 and 7.2 hereof (or in Section 7.4 hereof if applicable to such Indemnified Person) shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as set forth herein. The Corporation shall promptly pay the amount of such expenses to the Indemnified Person, but in no event later than ten days following the Indemnified Person’s delivery to the Corporation of a written request for an advance pursuant to this Section 7.6, together with a reasonable accounting of such expenses; provided, however, that the Indemnified Person shall furnish the Corporation a written affirmation of his good faith belief that he has met the standard of conduct set forth in the GBCC and a written undertaking and agreement to repay to the Corporation any advances made pursuant to this Section 7.6 if it shall be determined that the Indemnified Person is not entitled to be indemnified by the Corporation for such amounts. The Corporation shall make the advances contemplated by this Section 7.6 regardless of the Indemnified Person’s financial ability to make repayment. Any advances and undertakings to repay pursuant to this Section 7.6 shall be unsecured and interest-free.

          7.7 Non-Exclusivity. Subject to any applicable limitation imposed by the GBCC or the Articles of Incorporation, the indemnification and advancement of expenses provided by or granted pursuant to this Article Seven shall not be exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any Bylaw, resolution or agreement specifically or in general terms approved or ratified by the affirmative vote of holders of a majority of the shares entitled to be cast thereon.

          7.8 Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving as a director, officer, trustee, general partner, employee or agent of a Subsidiary or, at the request of the Corporation, of any other organization, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article Seven.

          7.9 Notice. If any expenses or other amounts are paid by way of indemnification, otherwise than by court order or action by the shareholders or by an insurance carrier pursuant to insurance maintained by the Corporation, the Corporation shall, not later than the next annual meeting of shareholders, unless such meeting is held within three months from the date of such payment, and in any event within 15 months from the date of such payment, send by first class mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the persons paid, the amount paid and the nature and status at the time of such payment of the litigation or threatened litigation.

          7.10 Security. The Corporation may designate certain of its assets as collateral, provide self-insurance or otherwise secure its obligations under this Article Seven, or under any indemnification agreement or plan of indemnification adopted and entered into in accordance with the provisions of this Article Seven, as the Board deems appropriate.

          7.11 Amendment. Any amendment to this Article Seven that limits or otherwise adversely affects the right of indemnification, advancement of expenses, or other rights of any Indemnified Person hereunder shall, as to such Indemnified Person, apply only to claims, actions, suits or proceedings based on actions, events or omissions (collectively, “Post Amendment Events”) occurring after such amendment and after delivery of notice of such amendment to the Indemnified Person so affected. Any Indemnified Person shall, as to any claim, action, suit or proceeding based on actions, events or omissions occurring prior to the date of receipt of such notice, be entitled to the right of indemnification, advancement of expenses and other rights under this Article Seven to the same extent as if such provisions had continued as part of the Bylaws of the Corporation without such amendment. This Section 7.11 cannot be altered, amended or repealed in a manner effective as to any Indemnified Person (except as to Post Amendment Events) without the prior written consent of such Indemnified Person. The Board may not alter, amend or repeal any provision of this Article Seven in a manner that extends or enlarges the right of any person to indemnification or advancement of expenses hereunder, except with the approval of the holders of a majority of all the Shares of capital stock of the Corporation entitled to vote thereon at a meeting called for such purpose.

          7.12 Agreements. The provisions of this Article Seven shall be deemed to constitute an agreement between the Corporation and each person entitled to indemnification hereunder. In addition to the rights provided in this Article Seven, the Corporation shall have the power, upon authorization by the Board, to enter into an agreement or agreements providing to any person who is or was a director, officer, employee or agent of the Corporation indemnification rights substantially similar to those provided in this Article Seven.

          7.13 Continuing Benefits. The indemnification and advancement of expenses provided by or granted pursuant to this Article Seven shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          7.14 Successors. For purposes of this Article Seven, the terms “the Corporation” or “this Corporation” shall include any corporation, joint venture, trust, partnership or unincorporated business association that is the successor to all or substantially all of the business or assets of this Corporation, as a result of merger, consolidation, sale, liquidation or otherwise, and any such successor shall be liable to the persons indemnified under this Article Seven on the same terms and conditions and to the same extent as this Corporation.

          7.15 Severability. Each of the sections of this Article Seven, and each of the clauses set forth herein, shall be deemed separate and independent, and should any part of any such section or clause be declared invalid or unenforceable by any court of competent jurisdiction, such invalidity or unenforceability shall in no way render invalid or unenforceable any other part thereof or any other separate section or clause of this Article Seven that is not declared invalid or unenforceable.

          7.16 Additional Indemnification. In addition to the specific indemnification rights set forth herein, the Corporation shall indemnify each of its directors and officers to the full extent permitted by action of the Board without Shareholder approval under the GBCC or other laws of the State of Georgia as in effect from time to time.

ARTICLE 8: AMENDMENT

                    The Bylaws may be amended (or repealed and new bylaws adopted) by the Shareholders or by the Board. The Shareholders may provide expressly that any particular bylaws adopted, amended or repealed by them shall not be amended or repealed by the Board. A provision of the Bylaws limiting the authority of the Board may only be adopted, amended or repealed pursuant to an agreement among the Shareholders meeting the requirements of GBCC §14-2-732.

*     *     *     *     *